Exhibit 23.1



INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-97341, 333-49528, 333-01044, 333-38354, 033-55792-NY, 333-69311, 333-30054,
333-32642, 333-69134 and 333-109368 on Form S-3 and in Registration Statement Nos. 333-01048 and 333-31832 on Form S-8 of Greg Manning Auctions, Inc. of our report dated April 30, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in accounting for goodwill and other intangible assets), relating to the combined financial statements of the BK&S Auction Businesses (Divisions of Collectors Universe, Inc.) as of and for the years ended June 30, 2002 and 2003, appearing in this Current Report on Form 8-K/A of Greg Manning Auctions, Inc.



DELOITTE & TOUCHE LLP

Costa Mesa, California
May 3, 2004